Exhibit 21.1

Significant subsidiaries of Liberman Broadcasting Corporation1

LBI Media Holdings, Inc.

LBI Media, Inc.

Liberman Television, Inc.

Liberman Broadcasting, Inc.

LBI Radio License Corp.

KRCA License Corp.

KRCA Televison, Inc.

Empire Burbank Studios, Inc.

KZJL License Corp.

Liberman Television of Houston, Inc.

Liberman Broadcasting of Houston, Inc.

Liberman Broadcasting of Houston License Corp.

Liberman Television of Dallas, Inc.

Liberman Television of Dallas License Corp.

[1]	All of our subsidiaries conduct business under their legal names as stated above.